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                                                                      EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Hooper Holmes, Inc.

We consent to incorporation by reference in the registration statements on Form S-3 (No. 333-57769) and on Form S-8 (No. 333-72422, No. 333-57771, No. 333-04785
and 33-53086) of Hooper Holmes, Inc. of our report dated February 25, 2002, relating to the consolidated balance sheets of Hooper Holmes, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001, annual report on Form 10-K of Hooper Holmes, Inc.

KPMG LLP

Short Hills, New Jersey
April 1, 2002